Exhibit 10.34

RESOLUTION OF THE
COMPENSATION COMMITTEE
OF
NBT BANCORP INC.
September 22, 2008

After discussion, and upon a motion duly made and seconded, it was

RESOLVED, that the Martin A. Dietrich Supplemental Executive Retirement Plan (SERP) dated July 23, 2001, as amended on January 20, 2006, shall be further amended to update certain provisions associated with the January 20, 2006 amendment that were not updated at the time of said amendment with respect to normal and early retirement ages. Therefore, Sections 7.4 and 8.6 shall be restated in their entirety as follows:

7.4           The Supplemental Retirement Benefit shall be paid:

(a)
except as provided in Section 7.4(b) (early retirement) and Section 8.6 (death), commencing on the first day of the month following the later of the Participant's retirement or his or her attainment of age 60; or

(b)	commencing on the first day of the month following the Participant's Determination Date in connection with early retirement after reaching age 58 and prior to the date of his or her 60th birthday.

8.6	The following provisions shall apply with respect to payment of the Supplemental Retirement Benefit after the death of a Participant:

(a)	Except as provided in Section 8.6(b), if a Participant shall die before his or her 58th birthday, no Supplemental Retirement Benefit shall be payable.

(b)
If a Participant shall die on or after his or her 58th birthday, after he or she has retired but before payment of any Supplemental Retirement Benefit has commenced, the Participant's surviving spouse, if any, shall be paid as a straight life annuity 50 percent of the Supplemental Retirement Benefit for her life commencing within 30 days following the Participant's death. Such payments shall be made in monthly installments, subject to the right of the Company to accelerate payment at any time in accordance with Section 7.5(c). However, if such Participant is not married at the time of his or her death, the Company shall pay to the Participant's Beneficiary a lump sum benefit equal to 50 percent of the Present Value of the Participant's Supplemental Retirement Benefit.

(c)
Except as provided in Section 8.6(b), no Supplemental Retirement Benefit shall be payable if the Participant dies before payment of any Supplemental Retirement Benefit has begun without having a spouse who survives him or her.

(d)
If a Participant dies after payment of a Supplemental Retirement Benefit has commenced, the amount, if any, of the Supplemental Retirement Benefit payable to the Participant's surviving spouse or other Beneficiary shall be determined pursuant to the applicable provisions of Section 7.5.

Furthermore, NBT Bancorp Inc. Management is hereby authorized to take all actions (including, without limitation, execution and filing of documents and payment of expenses) and to make all determinations necessary to effect this amendment.

/s/ Michael J. Chewens
Michael J. Chewens
Secretary